SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2016

Tanaris Power Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-179886	98-1032170
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
311 Broadway Point Pleasant Beach, NJ 08742 (844) 413-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

1st Street, #3, Cerros del Atlantico
Puerto Plata, Dominican Republic
Tel. 037-0022-0092
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.

UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of March 30, 2016, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 75,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership

Michael Cothill(1) 311 Broadway Point Pleasant Beach, NJ 08742	45,000,000	60.00%
All executive officers and directors as a group (1 person)	45,000,000	60.00%

(1)

Michael Cothill acquired these shares on March 23, 2016 in a private transaction from Luis Asdruval Gonzalez Rodriguez and Miguel Guillen Kunhardt, our former principal shareholders and officers and directors.  Mr. Cothill is President and a Director of Hammer.

ITEM 5.01.

CHANGES IN CONTROL OF REGISTRANT

On March 23, 2016, Michael Cothill acquired control of forty-five million (45,000,000) shares (the “Purchased Shares”) of the Company’s issued and outstanding common stock, representing approximately 60.00% of the Company’s total issued and outstanding common stock, from Luis Asdruval Gonzalez Rodriguez and Miguel Guillen Kunhardt in accordance with a stock purchase agreement by and among, on the one hand, Mr. Cothill and, on the other hand, Mr. Gonzalez and Mr. Guillen (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, Mr. Cothill paid an aggregate purchase price of twelve thousand five hundred dollars ($12,500.00) to Mr. Gonzalez and Mr. Guillen in exchange for the Purchased Shares.

As a result of the Stock Purchase Agreement, the following changes to the Company's directors and officers have occurred:

•

As of March 30, 2016, Luis Asdruval Gonzalez Rodriguez resigned from all positions with the Company, including but not limited to those of President, Chief Executive Officer, and Director.

•

As of March 30, 2016, Miguel Guillen Kunhardt resigned from all positions with the Company, including but not limited to those of Treasurer, Chief Financial Officer, Secretary and Director.

•

As of March 30, 2016, Michael Cothill was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

ITEM 5.02.

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Gonzalez and Mr. Guillen resigned from all positions with the Company effective as of March 30, 2016, including those on the Board of Directors and from their respective positions as President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.  The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 30, 2016, Mr. Michael Cothill was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The biography for Mr. Michael Cothill is set forth below:

MICHAEL COTHILL. Michael Cothill, age 59, is the sole member of the Company’s Board of Directors and serves as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.  Mr. Cothill has dedicated his entire career to serving the developing Telecommunications and Broadband markets around the world and has led several startup and established companies to participate in new vertical markets in the industry.  In recent assignments, Michael headed up Somcable Limited in Djibouti, North East Africa as its CEO, a company formed to design, install and deploy a Terrestrial Fiber Optic cable between Djibouti and Somaliland.  Under Michael’s leadership, Somcable successfully completed this task which included a fully equipped Data Center in the region capable of delivering IP Switching and Routing technology.   Michael was awarded the Global telecoms Business Innovations Award 2013 for “Solving the Broadband Access Challenge in Africa.” Michael has held several executive and senior consulting roles with telecommunications organizations such as Globecomm Systems in New York and Intercel Telecoms Group, the first company to deploy mobile communications in Africa.  Michael also serves on the Advisory Board of Jonathan Capital Partners.

Mr. Cothill was selected as a Director of the Company based on his experience and ability to derive revenues via new technologies and vertical markets, and his focus is intended to be on restructuring and development of the enterprise value of the Company.

ITEM 9.01.

FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 10.1	Stock Purchase Agreement dated March 23, 2016 between Luis Asdruval Gonzalez Rodriguez, Miguel Guillen Kunhardt, and Michael Cothill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tanaris Power Holdings, Inc.

/s/ Michael Cothill

Dated: April 6, 2016

By: Michael Cothill

Its: Chief Executive Officer